Yum! Brands Announces Full-Year 2012 Expectations;
Raises 2011 EPS Growth Forecast to at least 13%, Excluding Special Items;
Will Host Investor Update Meeting Wednesday, December 7, 2011

Louisville, KY (December 5, 2011) - Yum! Brands Inc. (NYSE: YUM), in advance of its annual Investor Update Meeting, increases its full year 2011 EPS growth forecast to at least 13%, or $2.85 a share, excluding special items; previous guidance was at least 12%. Yum! also announces it expects to deliver at least 10% EPS growth in 2012, excluding special items, which would mark its eleventh straight year of meeting or exceeding this annual EPS growth target.
David C. Novak, Chairman and CEO, said, “This has been a strong year led by our China and Yum! Restaurant International businesses and I'm pleased to report we have raised our 2011 full-year EPS growth forecast to at least 13%, despite our disappointing U.S. results. We are pleased our global portfolio is delivering another strong year of EPS growth, with our leading position in Emerging Markets growing stronger.
We are well positioned for another strong year in 2012 given our robust international new unit development, innovative marketing and operating plans, as well as the opportunity to dramatically improve U.S. performance.”
The annual investor meeting theme is “On the Ground Floor of Global Growth…China and a Whole Lot More,” as the company will share its plan to continue its quest to be the defining global company that feeds the world.

YUM! ONGOING EARNINGS GROWTH MODEL

•	Earnings per share growth of at least 10%

•	China operating profit growth of 15%, driven primarily by:

•	Double-digit percentage growth in units

•	System sales growth of at least 13%

•	Same-store sales growth of at least 5%

•	Moderate G&A leverage

•	Yum! Restaurants International (YRI) operating profit growth of 10% driven primarily by:

•	New unit development of 3 to 4%

•	System sales growth of 6%

•	Same-store sales growth of at least 2 to 3%

•	Margin improvement and G&A leverage

•	U.S. Division operating profit growth of 5%

Yum! Brands, Inc. 1900 Colonel Sanders Lane Louisville, KY 40213
Tel 888 298-6986 Fax 502 874-2410 Web Site www.yum.com

2012 OVERALL GUIDANCE

Yum! expects to deliver at least 10% EPS growth in 2012, excluding special items.

•	About 1,500 new international units, including 600 in China, 800 at YRI, and 100 units in India

•	Estimated tax rate of about 26% with quarterly volatility

•	China currency translation benefit of about $40 million

•	YRI foreign currency translation is expected to negatively impact earnings by about $10 million

•	Global capital expenditures of approximately $1 billion

•	Interest expense expected to be flat

•	2% reduction in average diluted shares outstanding as a result of share repurchases

•	Worldwide G&A increase of 3% due to emerging market investments and increased pension expense, partially offset by U.S. restructuring savings

Note: 2012 will lap the 53rd week from 2011. This will be a headwind in Q4 2012 for YRI and the U.S., and will affect sales and operating profit growth.

2012 REFRANCHISING PLAN

•	U.S. refranchising of about 400 units and $200 million in proceeds

•	Pizza Hut UK refranchising of about 460 units

•	Consistent with our transformation plan, any U.S. or Pizza Hut UK refranchising gains or losses will be included in special items

2011 INVESTOR UPDATE MEETING
The company will present a business update and take questions on its strategies and global expansion outlook on Wednesday, December 7, 2011 from approximately 8:45 am to 1:00 pm EST, at the Plaza Hotel in New York City. Following the event the company will have a detailed modeling session. This session will begin at 1:15 pm, and will provide further details and answer questions related to full-year 2012 guidance. All the events are expected to end about 2:00 pm.

The 2011 Investor Update Meeting will be webcast live with the presentation and will also be available following the event along with the detailed full-year 2012 guidance. These can be accessed online at www.yum.com.

This announcement, any related announcements and the related webcast may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause our actual results to differ materially include, but are not limited to: economic and political conditions in the countries where we operate; currency exchange and interest rates; commodity, labor and other operating costs; competition, consumer preferences or perceptions; the impact of any widespread illness or food borne illness; the effectiveness of our operating initiatives and marketing; new-product and concept development by us and our competitors; the success of our strategies for refranchising and international development; the continued viability of our franchise and license operators; our ability to secure and maintain distribution and adequate supply to our restaurants; publicity that may impact our business and/or industry; pending or future legal claims; our effective tax rates; our actuarially determined casualty loss estimates; government regulations; and accounting policies and practices. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.

Yum! Brands, Inc., based in Louisville, Ky., is the world's largest restaurant company in terms of system restaurants with over 38,000 restaurants in more than 110 countries and territories. The company is ranked #214 on the Fortune 500 List, with revenues of more than $11 billion in 2010. Four of the company's restaurant brands - KFC, Pizza Hut, Long John Silver's and Taco Bell - are the global leaders of the chicken, pizza, quick-service seafood and Mexican-style food categories. A&W Restaurants is the longest running quick-service franchise chain in America. Outside the United States, the Yum! Brands system opened approximately four new restaurants each day of the year, making it a leader in international retail development. The Company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns.

Analysts are invited to contact:
Tim Jerzyk, Senior Vice President Investor Relations, at 888/298-6986
Steve Schmitt, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact:
Amy Sherwood, Vice President Public Relations, at 502/874-8200